Exhibit 99.1

Altimmune Reports Data from its Phase 1b Clinical Trial of NasoShield™

GAITHERSBURG, MD, April 1, 2021 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, reported clinical data today on its NasoShield intranasal anthrax vaccine candidate. The Phase 1b trial evaluated the safety and immunogenicity of one and two-dose regimens of NasoShield in healthy volunteers. The clinical trial was conducted with support from the Biomedical Advanced Research and Development Authority (BARDA).

The trial enrolled 42 healthy subjects who received intranasally administered NasoShield or saline placebo and were then monitored for 6 months post-dosing. The primary endpoint was the safety and tolerability of NasoShield. The primary immunogenicity readouts included the serum binding antibody to protective antigen and anthrax toxin blocking antibody responses at 28- and 56-days post-dose administration. Stimulation of the mucosal IgA immune response in the nasal cavity was also assessed.

The clinical data from the Phase 1b trial showed that:

•	Serum binding antibody responses to the protective antigen of Bacillus anthracis, the bacterium and causative agent of anthrax, were significantly greater than in the placebo arm.

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Antibody responses blocking anthrax toxin were blunted compared to protective antigen antibody responses and were low compared to prior studies conducted with BioThrax®, the only approved anthrax vaccine.

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Notably, as with Altimmune’s other intranasally administered replication-deficient adenovirus vaccines, nasal mucosal IgA responses specific for protective antigen were observed in up to 80% of subjects post-vaccination.

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The safety and tolerability of NasoShield was excellent and comparable to intranasal saline placebo in both the number and characteristics of adverse or reactogenicity events, consistent with other clinical trials of Altimmune’s intranasal vaccine candidates.

The NasoShield program is funded through a contract (HHSO100201600008C) with BARDA which, if all options are exercised, is expected to provide funding through the end of Phase 2 development. The Company plans to conduct a comprehensive review of the data with BARDA to determine the path for continued development of the program.

About NasoShield

In contrast to the currently licensed vaccine that requires three injected doses of vaccine over one month for protection, NasoShield is being developed as a single-dose, intranasal anthrax vaccine. The NasoShield product characteristics may also provide for greatly improved logistics in distribution and administration allowing it to be used more effectively than the currently approved vaccine in the event of an anthrax incident.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing intranasal vaccines, immune modulating therapies and treatments for liver disease. Our diverse pipeline includes proprietary intranasal vaccines for COVID-19 (AdCOVID™), anthrax (NasoShield™) and influenza (NasoVAX™); an intranasal immune modulating therapeutic for COVID-19 (T-COVID™); and next generation peptide therapeutics for NASH (ALT-801) and chronic hepatitis B (HepTcell™). For more information on Altimmune, please visit www.altimmune.com.

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Forward-Looking Statement for Altimmune

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the potential for additional funding from BARDA, the potential immunization effects of NasoShield, and the prospects for regulatory approval, commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: potential impacts due to the COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, access to clinical sites, enrollment, adverse effects on healthcare systems and disruption of the global economy the reliability of the results of studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates; funding delays, reductions in or elimination of U.S. government funding and/or non-renewal of expiring funding under the Company’s agreement with BARDA; and the Company’s ability to satisfy certain technical milestones under the Company’s contracts with BARDA that would entitle the Company to receive additional funding over the period of the agreement. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC, which is available at www.sec.gov.

Altimmune Investor & Media Contacts:

Will Brown	Stacey Jurchison
Chief Financial Officer	Sr. Dir, Investor Relations
Phone: 240-654-1450	Phone : 410-474-8200
wbrown@altimmune.com	sjurchison@altimmune.com

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